5850 W 3rd St Ste E, #244, Los Angeles, CA 90036
www.setapar inancial.com
213-814-2809

CONSENT OF INDEPENDENT PUBLIC

ACCOUNTING FIRM

March 8, 2024

Board of Directors

Live Stream Technology Services, Inc.

We hereby consent to the inclusion in the Offering Circular (or other documents) filed under Regulation A tier 2 on Form 1-A or 1-K of our report dated June 8, 2023 with respect to the balance sheet of Live Stream Technology Services, Inc. as of December 31, 2022 and the related statements of operations, shareholders' equity/deficit and cash flows for the calendar year ended December 31, 2022 and the related notes to the financial statements.

By: SetApart FS

Date: March 8, 2024